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As filed with the Securities and Exchange Commission on July 27, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

UNILEVER N.V. (Exact name of Registrant as specified in its charter)	UNILEVER PLC (Exact name of Registrant as specified in its charter)
THE NETHERLANDS (State of other jurisdiction of incorporation or organization)	ENGLAND (State of other jurisdiction of incorporation or organization)
None (I.R.S.) Employer Identification Number)	None (I.R.S.) Employer Identification Number)
WEENA 455 3013 AL Rotterdam The Netherlands Tel. No.: 011-31-10-217-4000 (Address and telephone number of Registrant's principal executive offices)	UNILEVER HOUSE 100 VICTORIA EMBANKMENT BLACKFRIARS London EC4Y 0DY, England Tel. No.: 011-44-20-7822-5252 (Address and telephone number of Registrant's principal executive offices)
UNILEVER UNITED STATES, INC. (Exact name of Registrant as specified in its charter)	UNILEVER CAPITAL CORPORATION (Exact name of Registrant as specified in its charter)
Delaware (State of other jurisdiction of incorporation or organization)	Delaware (State of other jurisdiction of incorporation or organization)
13-2915928 (I.R.S.) Employer Identification Number)	13-3153661 (I.R.S.) Employer Identification Number)
700 Sylvan Avenue Englewood Cliffs, New Jersey 07632 Tel. No.: (201) 894-7135 (Address and telephone number of Registrant's principal executive offices)	700 Sylvan Avenue Englewood Cliffs, New Jersey 07632 Tel. No.: (201) 894-7135 (Address and telephone number of Registrant's principal executive offices)

STEVEN M. RAPP
Vice President, Secretary and General Counsel
UNILEVER UNITED STATES, INC.
700 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Tel. No.: (201) 894-2750
(Name, address and telephone number of agent for service)

Copies to:

CECIL D. QUILLEN III
LINKLATERS LLP
One Silk Street
London EC2Y 8HQ
United Kingdom

Approximate date of commencement of proposed sale to the public
From time to time after the effective date of this Registration Statement.

             If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

             If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

             Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

             Emerging growth company    ☐

             If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Guaranteed Debt Securities			(1)	(1)

Guarantees—Constituting Guarantees of Debt Securities			(2)	(2)

Ordinary Shares, €0.16 par value of Unilever N.V.(3)

(1)
An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) the registrant is deferring payment of registration fees.

(2)
Pursuant to Rule 457(n), no separate fee for the Guarantees is payable.

(3)
Also being registered are such currently indeterminate number of Ordinary Shares as may be issuable upon or in connection with the conversion of the Debt Securities being registered hereunder or in prior registration statements if any such Debt Securities shall be convertible Debt Securities.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS

Unilever N.V.

Unilever Capital Corporation

Guaranteed Debt Securities

Payment of Principal, Premium, if any,
and Interest, if any, Guaranteed Jointly, Severally, Fully
and Unconditionally by

Unilever United States, Inc.,

Unilever N.V. and Unilever PLC

        From time to time, we may sell guaranteed debt securities on terms we will determine at the times we sell the guaranteed debt securities. When we decide to sell a particular series of guaranteed debt securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the guaranteed debt securities we are offering. Payment of principal, premium, if any, and interest, if any, with respect to the guaranteed debt securities will be guaranteed by Unilever United States, Inc. ("UNUS"), and either or both of Unilever N.V. and Unilever PLC (depending on whether Unilever N.V. is the issuer of a particular series of debt securities). At the option of Unilever Capital Corporation ("UCC") or Unilever N.V., as the case may be, any series of the guaranteed debt securities and the guarantees on such series may be subordinated to all Senior Debt of the issuer and guarantors of such series and/or may be convertible into Ordinary Shares, par value €0.16 per share, of Unilever N.V.

        We may sell the guaranteed debt securities directly, through agents, through underwriters or dealers, or through a combination of such methods. If we elect to use agents, underwriters or dealers in any offering of guaranteed debt securities, we will disclose their names and the nature of our arrangements with them in the prospectus supplement we prepare for such offering. Our net proceeds from such sale will also be set forth in the prospectus supplement we prepare for such offering.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 27, 2017

i

        Unilever N.V. and Unilever PLC and their group companies are together referred to in this prospectus as "Unilever", the "Unilever Group", "we", "us" or the "Group". For such purposes "group companies" means, in relation to Unilever N.V. and Unilever PLC, those companies required to be consolidated in accordance with Netherlands and United Kingdom legislative requirements relating to consolidated accounts. Unilever N.V. and Unilever PLC and their group companies together constitute a single group for the purpose of meeting those requirements.

        In this prospectus references to "U.S.$", "U.S. Dollars" and "United States Dollars" are to the lawful currency of the United States of America, references to "£" and "pounds sterling" are to the lawful currency of the United Kingdom, references to "€" and "euro" are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union (the "Treaty").

ENFORCEMENT OF CIVIL LIABILITIES
AGAINST FOREIGN PERSONS

        Unilever N.V. is a Netherlands corporation and Unilever PLC is a company incorporated under the laws of and registered in England and Wales. Most of the directors of Unilever N.V. and Unilever PLC and certain of the experts named in this Prospectus are residents of The Netherlands or the United Kingdom or other countries and all or a substantial portion of their respective assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Unilever N.V., Unilever PLC or such persons with respect to matters arising under the Federal securities laws or to enforce against them judgments of courts of the United States predicated upon civil liability under the Federal securities laws. Unilever N.V. has been advised by its Dutch counsel, Linklaters LLP, that a claim based solely upon Federal securities laws may not be enforceable in a Dutch court and that, in addition, a judgement of a United States court, whether or not based solely upon Federal securities laws, will not be enforceable in the Netherlands, although a Dutch court may give binding effect to such judgement if certain conditions are satisfied. Unilever PLC has been advised by its English counsel, Linklaters LLP, that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the Federal securities laws. Unilever N.V. and Unilever PLC have consented to service of process in New York City for claims based upon the Indenture, the debt securities and the guarantees described under "Description of Debt Securities and Guarantees."

WHERE YOU CAN FIND MORE
INFORMATION ABOUT US

        Unilever N.V. and Unilever PLC file annual reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC's public reference room at 100 F Street, N. E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with or furnish to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as well as any Form 6-K we furnish to the SEC which so provides, until our offering is completed (Unilever N.V.'s and Unilever PLC's file numbers with the SEC are 1-4547 and 1-4546 respectively).

  (a)
  Unilever N.V.'s Annual Report on Form 20-F for the year ended December 31, 2016;

  (b)
  Unilever PLC's Annual Report on Form 20-F for the year ended December 31, 2016;

  (c)
  Unilever N.V.'s Reports on Form 6-K furnished to the Securities and Exchange Commission on January 26, 2017 (Publication of Prospectus), January 30, 2017 (Issue of Debt), February 1, 2017 (Publication of Final Terms), February 8, 2017 (Issue of Debt), February 10, 2017 (Publication of Final Terms), February 17, 2017 (Statement on Announcement by Kraft Heinz Company), February 21, 2017 (Joint Statement from Unilever and Kraft Heinz Company), February 22, 2017 (Unilever Review), February 22, 2017 (Guidance Update), March 15, 2017 (Chairman's Letter and Notice of Meeting, Voting Instruction Form), May 3, 2017 (Announcement of US Bond), May 9, 2017 (Publication of a Prospectus), May 18, 2017 (Share Buy-Back Programme), July 24, 2017 (Issue of Debt), July 26, 2017 (Half Year 2017 Results) and July 27, 2017 (Publication of Final Terms); and

  (d)
  Unilever PLC's Reports on Form 6-K furnished to the Securities and Exchange Commission on January 26, 2017 (Publication of Prospectus), January 30, 2017 (Issue of Debt), February 1, 2017 (Publication of Final Terms), February 8, 2017 (Issue of Debt), February 10, 2017 (Publication of Final Terms), February 17, 2017 (Statement on Announcement by Kraft Heinz Company), February 21, 2017 (Joint Statement from Unilever and Kraft Heinz Company), February 22, 2017 (Unilever Review), February 22, 2017 (Guidance Update), March 15, 2017 (Chairman's Letter and Notice of Meeting, Voting Instruction Form), May 3, 2017 (Announcement of US Bond), May 9, 2017 (Publication of a Prospectus), May 18, 2017 (Share Buy-Back Programme), July 24, 2017 (Issue of Debt), July 26, 2017 (Half Year 2017 Results) and July 27, 2017 (Publication of Final Terms).

        You may request a paper copy of these filings, at no cost, by writing to or telephoning us at the following address:

Vice President-Finance
Unilever United States, Inc.
700 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(201) 894-2829

 FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        This prospectus may contain forward-looking statements, including 'forward-looking statements' within the meaning of the United States Private Securities Litigation Reform Act of 1995. Words such as "will", "aim", "expects", "anticipates", "intends", "looks", "believes", "vision", or the negative of these terms and other similar expressions of future performance or results, and their negatives, are intended to identify such forward-looking statements. In particular, and without limiting the generality of the foregoing, certain statements herein under "Unilever Group—Business of the Unilever Group—Strategic Review" include such forward-looking statements, including forward-looking statements regarding targets and expectations with respect to Unilever's underlying operating margin, Unilever's anticipated cost savings, Unilever's expected restructuring costs, Unilever's targeted net debt to EBITDA ratio, Unilever's possible increase in leverage in future periods, Unilever's ratings from credit rating agencies, Unilever's expected underlying sales growth and commencement of a share buyback program, together with Unilever's intention to establish an integrated Foods & Refreshment business, its intention to accelerate active management of its brand portfolio, its intention to launch a process to either sell or demerge its Spreads business and its intention to review its legal structure, among other things. All such forward-looking statements are based upon current expectations and assumptions regarding anticipated developments and other factors affecting the Group. They are not historical facts, nor are they guarantees of future performance.

        Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Among other risks and uncertainties, the material or principal factors which could cause actual results to differ materially are: Unilever's global brands not meeting consumer preferences; Unilever's ability to innovate and remain competitive; Unilever's investment choices in its portfolio management; inability to find sustainable solutions to support long-term growth; customer relationships; the recruitment and retention of talented employees; disruptions in our supply chain; the cost of raw materials and commodities; the production of safe and high quality products; secure and reliable IT infrastructure; successful execution of acquisitions, divestitures and business transformation projects; economic and political risks and natural disasters; the effect of climate change on Unilever's business; financial risks; failure to meet high and ethical standards; and managing regulatory, tax and legal matters. Further details of potential risks and uncertainties affecting the Group are described in the Group's filings with the London Stock Exchange, Euronext Amsterdam and the SEC, including in the Group's Annual Report on Form 20-F for the year ended December 31, 2016 and the Annual Report and Accounts 2016. These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by any applicable law or regulation, the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Group's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

UNILEVER GROUP

Unilever N.V. and Unilever PLC

History and Structure of Unilever

        Unilever N.V. and Unilever PLC are the two parent companies of the Unilever Group of companies. Unilever N.V. was incorporated under the name Naamlooze Vennootschap Margarine Unie in The Netherlands in 1927. Unilever PLC was incorporated under the name Lever Brothers Limited in England and Wales in 1894.

        Together with their group companies, Unilever N.V. and Unilever PLC operate as nearly as practicable as a single economic entity. This is achieved by special provisions in the Articles of Association of Unilever N.V. and Unilever PLC, together with a series of agreements between Unilever N.V. and Unilever PLC (The Equalisation Agreement, The Deed of Mutual Covenants and The Agreement for Mutual Guarantees of Borrowing), known as the Foundation Agreements.

        Each Unilever N.V. ordinary share represents the same underlying economic interest in the Unilever Group as each Unilever PLC ordinary share. However, Unilever N.V. and Unilever PLC remain separate legal entities with different shareholder constituencies and separate stock exchange listings. Shareholders cannot convert or exchange the shares of one for the shares of the other. Shares in Unilever group companies may ultimately be held wholly by either Unilever N.V. or Unilever PLC or by the two companies in varying proportions.

        Unilever N.V. and Unilever PLC have the same Directors, adopt the same accounting principles and pay dividends to their respective shareholders on an equalized basis. Unilever N.V. and Unilever PLC and their group companies constitute a single reporting entity for the purposes of presenting consolidated accounts. Accordingly, the accounts of the Unilever Group are presented by both Unilever N.V. and Unilever PLC as their respective consolidated accounts.

        Unilever N.V. and Unilever PLC have agreed to co-operate in all areas and ensure that all group companies act accordingly. Unilever N.V. and Unilever PLC are holding and service companies, and the business activity of Unilever is carried out by their subsidiaries around the world.

        Unilever N.V. is listed in Amsterdam and New York. Unilever PLC is listed in London and New York.

Business of the Unilever Group

Description of business

        Unilever is one of the world's leading suppliers of fast-moving consumer goods across foods, refreshment and home and personal care categories.

Business model

        Unilever believes that sustainable and equitable growth is the only long-term business model. The Unilever Sustainable Living Plan ("USLP") is therefore placed at the heart of our business model.

        Our sustainable business model drives growth that is consistent by reducing risks, is more competitive by inspiring innovations that help Unilever grow, is more profitable by reducing costs and more responsible leading to enhanced trust in Unilever's business.

        The three big goals of the USLP—to help more than one billion people improve their health and well-being by 2020; to halve the environmental impact of our products across the value chain by 2030; and to enhance the livelihoods of millions as we grow our business by 2020—are integrated into our business model. From sustainable sourcing of our agricultural raw material to eco-production in manufacturing to marketing brands with purpose, the USLP is our blueprint for achieving our vision. We invest in innovation and brands, which creates profitable volume growth. Our scale spreads fixed overheads, improving profitability further, and this profitable growth allows us to reinvest, generating more free cash flow which can be further invested in brands and innovation which in turn drive more profitable volume growth. Our geographical reach also helps spread the risks of local environmental disruptions in our markets caused by climate change.

Brands

        Unilever manages its brands in four categories.

        Unilever Personal Care ("PC") operates in five key categories: deodorants, skin cleansing, hair care, oral care and skin care. Dove, Rexona, Lux, Axe and Sunsilk are some of the world's leading PC brands. Other important brands include Signal, Pond's, Vaseline, Suave, Clear, Lifebuoy, TRESemmé and Dollar Shave Club. Unilever's prestige skin care brands include Dermalogica, Living Proof, Murad, Kate Somerville and REN. On June 19, 2017, Unilever announced that it had signed an agreement to acquire Hourglass.

        Refreshment includes ice cream sold under the international Heart brand (Wall's), including Cornetto, Magnum, Max/Paddlepop, Carte d'Or, Kibon, Algida and Ola. Unilever's portfolio also includes Ben & Jerry's, Breyers, Klondike, Good Humor, Popsicle and Talenti. This category also includes beverages, where Unilever's principal brands are in tea: Lipton, Brooke Bond and PG Tips.

        Unilever's Home Care ranges include laundry products, such as tablets, traditional powders and liquids for washing of clothing by hand or machine. Unilever's brands include OMO ('Dirt is Good' platform), Comfort, Surf, Radiant, Skip and Seventh Generation. Unilever's household care products include surface cleaners and bleach, sold under the Cif, Domestos and Sun/Sunlight.

        Foods consists of savory products and dressings, and includes bouillons, seasonings, mealmakers, soups, sauces and a range of other savory products and stretches from mayonnaise and salad dressings, to ketchup and mustard. Unilever's key brands here are Sir Kensington's, Knorr, Hellmann's, Kissan, Bango, Amora and Maille. Unilever also includes sales of Unilever Food Solutions, which is a global food service business providing solutions for professional chefs and caterers.

        In 2016, Unilever acquired Blueair, a supplier of innovative mobile indoor air purification technologies and solutions. In May 2017, Unilever announced the acquisition of the personal care and home care brands of Quala, a leading Latin American consumer goods company.

Markets

        Unilever operates with a single global markets organization under the Chief Operating Officer. There are eight geographical market clusters within such organization which are: Europe (including Central and Eastern Europe), North Asia (Greater China and North East Asia), South East Asia and Australasia, South Asia, Africa (Central Africa and South Africa), North America, Latin America (including Mexico) and (as one market cluster) North Africa, Middle East, Turkey, Russia, Ukraine and Belarus.

Strategic Review

        In February 2017, Unilever commenced a strategic review, the results of which were announced on 6 April 2017 (the "Strategic Review"). The Strategic Review reconfirmed our commitment to a proven long-term model of compounding growth and sustainable value creation, and established actions in furtherance of these goals. Our "Connected for Growth" program drives both growth and profitability through innovation, expansion in fast-growing segments and building in new channels while driving efficiency in our cost base through zero-based budgeting.

        We will pursue ambitious cost savings targets to support strong improvements in our operating margin. The total restructuring costs for the accelerated margin improvement and savings programs, including both new initiatives and ongoing activities, are expected to be around €3.5 billion for the 2017-2019 period.

        Following the Strategic Review, our Foods and Refreshment businesses will be combined into an integrated unit. We will accelerate the active management of our portfolio through the sale or divestiture of our Baking, Cooking and Spreads business. We will review our dual-headed legal structure with the objective of achieving greater simplification and strategic flexibility.

        We plan to increase the leverage in our balance sheet, while maintaining the strategic flexibility for accretive acquisitions and targeting a leverage ratio of 2x net debt to EBITDA. We will maintain our targeted leverage level over time through periodic returns of capital through either share buy-backs or special dividends. Unilever commenced a €5 billion share buy back programme on 19 May 2017.

        Net debt, as used herein, means the excess of total financial liabilities, excluding trade payables and other current liabilities, over cash, cash equivalents and other current financial assets, excluding trade and other current receivables.

Legal Proceedings

        The Group is involved from time to time in legal and arbitration proceedings arising in the ordinary course of business.

        As previously disclosed, along with other consumer products companies and retail customers, Unilever is involved in a number of ongoing investigations by national competition authorities. These proceedings and investigations are at various stages and concern a variety of product markets. Where specific issues arise, provisions are made to the extent appropriate.

        In many markets, there is a high degree of complexity involved in the local tax regimes.

        During 2004, and in common with many other businesses operating in Brazil, one of our Brazilian subsidiaries received a notice of infringement from the Federal Revenue Service in respect of indirect taxes. The notice alleges that a 2001 reorganization of our local corporate structure was undertaken without a valid business purpose. The 2001 reorganization was comparable with restructurings done by many companies in Brazil. The original dispute was resolved in the courts in the Group's favor. However, in 2013 a new assessment was raised in respect of a similar matter. Additionally, during the course of 2014 another notice of infringement was issued based on the same grounds argued in the previous assessments. The total amount of the tax assessments in respect of this matter is €1,464 million as of December 31, 2016. The judicial process in Brazil is likely to take a number of years to conclude.

        The Group believes that the likelihood that the tax authorities will ultimately prevail is low, however there can be no guarantee of success in court. In each case we believe our position is strong so these matters have not been provided for and are considered to be contingent liabilities.

 UNILEVER CAPITAL CORPORATION

        UCC was incorporated under the laws of the State of Delaware on October 7, 1982 for the sole purpose of issuing and selling debt securities and making the net proceeds of such issues available to companies in the Unilever Group. All the common stock of UCC is owned by UNUS. Its registered office is at 1209 Orange Street, Wilmington, Delaware 19801. Its principal place of business is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, United States of America (telephone number +1 201 894 7042).

        The Directors of UCC are:

Ivar Blanken	Vice President—Finance, Chief Financial Officer and Treasurer
Steven Rapp	Vice President, Secretary and General Counsel
David Schwartz	Vice President and Assistant Secretary

        The business address of all Directors is 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. Messrs. Blanken, Rapp and Schwartz are full-time employees within the Unilever Group. UCC has no subsidiaries.

 UNILEVER UNITED STATES, INC.

        UNUS was incorporated under the laws of the State of Delaware, United States of America, on August 31, 1977. UNUS has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, United States of America. The principal place of business of UNUS is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, United States of America (telephone number +1 201 894 2829).

        UNUS' principal operating subsidiary, Conopco, Inc., a New York corporation, has three principal product categories: personal care products, food products and refreshment products.

Brands

        Personal care products include antiperspirants and deodorants, hair and skin care products, as well as soap. Major brands include AXE, Dove, Clear Scalp & Hair Therapy, Suave, Lever 2000, Caress, Degree, Pond's, Vaseline, TIGI (Bed Head, Cat Walk and S-Factor); TRESemmé, Dermalogica, Nexxus, St.Ives, Noxzema, Dollar Shave Club and Q-tips cotton swabs.

        Refreshment products include Lipton teas, Ben & Jerry's, Breyers, Good Humor, Klondike, Magnum, Popsicle and Talenti ice creams and frozen novelties.

        Food products include Lipton soups, recipe products and side dishes; Knorr bouillons, gravies, sauces, recipe classics and side dishes; and Hellmann's (and Best Foods) mayonnaise and dressings.

        In addition, in 2016, we acquired Seventh Generation, Inc., a North American home and personal care eco-friendly naturals business.

        The Directors of UNUS are:

Kees Kruythoff	President
Ivar Blanken	Vice President—Finance, Chief Financial Officer and Treasurer

        The business address of all Directors is 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, Messrs. Kruythoff and Blanken are full-time employees within the Unilever Group.

 RATIOS OF EARNINGS TO FIXED CHARGES

        The combined ratios of earnings to fixed charges for the Unilever Group for the periods shown are as follows. Such ratios have been calculated using financial information prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU) and in accordance with IFRS as issued by the International Accounting Standard Board.

Six Months Ended 30 June	Year ended December 31,
2017	2016	2015	2014	2013	2012
11.9	10.8	11.4	12.3	11.7	10.2

        In the ratio of earnings to fixed charges, earnings consist of net profit from continuing operations excluding net profit or loss of joint ventures and associates increased by fixed charges, income taxes and dividends received from joint ventures and associates. Fixed charges consist of interest payable on debt and a portion of lease costs determined to be representative of interest. This ratio takes no account of interest receivable although Unilever's treasury operations involve both borrowing and depositing funds.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the guaranteed debt securities for general purposes of the Unilever Group, including, but not limited to, acquisitions and to meet maturities of outstanding borrowings. The guaranteed debt securities will be offered pursuant to the Unilever Group's policy of diversifying the sources of international capital available to it and the maturities of such capital.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

        The guaranteed debt securities will be issued by either UCC or Unilever N.V., as the case may be, under an amended and restated indenture (the "Indenture") between UCC, Unilever N.V., Unilever PLC, UNUS, and The Bank of New York Mellon, as Trustee. The Indenture does not limit the amount of debt securities that we may issue. We have summarized selected provisions of the Indenture and the guaranteed debt securities below. This summary is not complete. We have filed the form of the Indenture with the SEC as an exhibit to the Registration Statement 333-199023, and you should read the Indenture for provisions that may be important to you.

General

        The guaranteed debt securities will rank equally with all other unsecured and unsubordinated debt, unless the prospectus supplement states otherwise. The guarantees of Unilever N.V., Unilever PLC and UNUS, as the case may be, will rank equally with all unsecured and unsubordinated debt of Unilever N.V., Unilever PLC and UNUS, as the case may be, unless the prospectus supplement states otherwise.

        The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  (a)
  the issuer of the guaranteed debt securities (either Unilever N.V. or UCC);

  (b)
  the title of the guaranteed debt securities;

  (c)
  the total principal amount of the guaranteed debt securities;

  (d)
  the date or dates on which the principal of and any premium on the guaranteed debt securities will be payable;

  (e)
  any interest rate (which may be a floating rate), the date from which interest will accrue, interest payment dates and record dates for interest payments;

  (f)
  whether the guaranteed debt securities shall be subordinated to the Senior Debt of the issuer;

  (g)
  any provisions that would obligate us to redeem, purchase or repay guaranteed debt securities;

  (h)
  the denominations in which we will issue the guaranteed debt securities;

  (i)
  whether payments on the guaranteed debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

  (j)
  any changes or additions to the events of default or covenants described in this prospectus;

  (k)
  any terms for the conversion or exchange of the guaranteed debt securities for Ordinary Shares of Unilever N.V. or other securities of Unilever Group companies or any other entity; and

  (l)
  any other terms of the guaranteed debt securities.

        Unless otherwise stated in the related prospectus supplement, the principal of and the premium on, if any, and interest on, if any, registered guaranteed debt securities will be payable and such guaranteed debt securities will be transferable at the corporate trust office in the City of New York of the Trustee, provided that payment of interest, if any, may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. In the case of bearer guaranteed debt securities, principal, premium, if any, and interest, if any, will be payable at such place or places outside the United States designated in the related prospectus supplement. The guarantees are joint, several, full and unconditional.

        Unless otherwise indicated in the related prospectus supplement, we will issue the guaranteed debt securities only in fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any transfer or exchange of the guaranteed debt securities, but UCC or Unilever N.V., as the case may be, may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        We may sell the guaranteed debt securities at a discount (which may be substantial) below their stated principal amount. The guaranteed debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.

        If we sell any of the guaranteed debt securities for any foreign currency or currency unit or if payments on the guaranteed debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, specific terms and other information relating to those guaranteed debt securities and the foreign currency or currency unit.

Guarantees

        If UCC issues the guaranteed debt securities, Unilever N.V., Unilever PLC and UNUS will jointly, severally, fully and unconditionally guarantee the due and punctual payment of the principal of and premium on, if any, and interest on, if any, and the due and punctual payment of the sinking fund or analogous payments, if any, with respect to the guaranteed debt securities when and as they shall become due and payable, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. If Unilever N.V. issues the guaranteed debt securities, UNUS and Unilever PLC will act as guarantors on the same terms.

Interest on LIBOR Debt Securities

        We may issue floating rate debt securities bearing interest calculated with reference to LIBOR. Interest on any LIBOR debt securities will accrue from and including the date of issuance of such LIBOR debt securities, to but excluding the first interest payment date and then from and including the most recent interest payment date to which interest has been paid or duly provided for to but excluding the next interest payment date or maturity date, as the case may be. We refer to each of these periods as an "interest period." The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the LIBOR debt security by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from the date of issuance of the LIBOR debt security, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

        When we use the term "London business day," we mean any day on which dealings in United States dollars are transacted in the London interbank market. A "business day" means any day except a Saturday, a Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close. In the event that any interest payment date (other than the maturity date) and interest reset date would otherwise fall on a day that is not a business day, that interest payment date and interest reset date will be postponed to the next day that is a business day. If the postponement would cause the day to fall in the next calendar month, the interest payment date and interest reset date will be the immediately preceding business day.

        The interest rate on any LIBOR debt securities will be calculated by the calculation agent appointed by us and will be equal to LIBOR plus a spread that will be set forth in a prospectus supplement. The calculation agent will reset the interest rate on each interest payment date and on the original issuance date of the LIBOR debt securities, each of which we refer to as an "interest reset date." The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

        "LIBOR" will be determined by the calculation agent in accordance with the following provisions:

  (a)
  With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of the Index Maturity commencing on the first day of the applicable interest period that appears on Bloomberg L.P. page "BBAM" as of 11:00 a.m., London time, on the Interest Determination Date; or if such rate does not appear on the Bloomberg L.P. page "BBAM" on any LIBOR Interest Determination Date, then the corresponding rate appearing on the Reuters Screen LIBOR01 as of 11:00 a.m., London time, on the relevant LIBOR Determination Date. If no rate appears, LIBOR for that interest determination date will be determined in accordance with the provisions described in (b) below.

  (b)
  With respect to an interest determination date on which no rate appears on Bloomberg L.P. page "BBAM" or Reuters Screen LIBOR01 Page, as specified in (a) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in United States dollars for the Index Maturity, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent (after consultation with us) for loans in United States dollars to leading European banks, having an Index Maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If, however, the banks selected by the calculation agent are not providing quotations in the manner described by the previous sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

        "Bloomberg L.P. page "BBAM" means the display designated as the Bloomberg L.P. page "BBAM", or such other screen as may replace the Bloomberg L.P. page "BBAM" on the service or any successor service as may be nominated by ICE Benchmark Administration for the purpose of displaying London interbank offered rates for United States dollar deposits.

        "Reuters Screen LIBOR01 Page" means the display designated as the Reuters Screen LIBOR01 Page, or such other screen as may replace the Reuters Screen LIBOR01 Page on the service or any successor service as may be nominated by ICE Benchmark Administration for the purpose of displaying London interbank offered rates for United States dollar deposits.

        The Index Maturity will be disclosed in a prospectus supplement.

        All percentages resulting from any calculation of the interest rate on any LIBOR debt securities will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on any LIBOR debt securities by the calculation agent will (in the absence of manifest error) be final and binding on the holders and us.

        So long as any LIBOR debt securities of a series remain outstanding, there will at all times be a calculation agent for that series. If the original calculation agent is unable or unwilling to continue to act as the calculation agent or if it fails to calculate properly the interest rate for any interest period, we will appoint another leading commercial or investment bank to act as calculation agent in its place. The calculation agent may not resign its duties without a successor having been appointed.

Payment of Additional Amounts

        If any deduction or withholding for any present or future taxes, assessments or other governmental charges of the United Kingdom, The Netherlands, or (if the prospectus supplement so states) the United States, including any political subdivision or taxing authority of or in any such jurisdiction (respectively, a "United Kingdom Tax", a "Netherlands Tax", or a "United States Tax") shall at any time be required in respect of any amounts to be paid by the issuer or a guarantor pursuant to the terms of the debt securities, the issuer or the guarantor will pay as additional interest to the holder of a debt security (or to the holder of any coupon appertaining thereto) such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to such holder pursuant to the terms of such guaranteed debt security or such guarantee, after such deduction or withholding, shall be not less than such amounts as would have been received by the holder had no such withholding or deduction been required; provided, however, that (a) amounts with respect to United Kingdom Tax shall be payable only to holders that are not resident in the United Kingdom for purposes of its tax, (b) amounts with respect to Netherlands Tax shall be payable only to holders that are not resident in The Netherlands for purposes of its tax, and (c) amounts with respect to United States Tax shall be payable only to a holder that is, for United States tax purposes, a nonresident alien individual, a foreign corporation, or an estate or trust not subject to tax on a net income basis with respect to income on the debt securities (a "United States Alien"), and provided further, that the issuer or guarantor shall not be required to make any payment of Additional Amounts for or on account of:

  (a)
  any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United Kingdom, The Netherlands, or the United States (in the case of a United Kingdom Tax, a Netherlands Tax, or a United States Tax, respectively), or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

  (b)
  any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

  (c)
  any tax, assessment or other governmental charge which is payable other than by withholding from payments of (or in respect of) principal of, premium, if any, or any interest on, the debt securities or coupons, if any;

  (d)
  with respect to any United States Tax, any such tax imposed by reason of the holder's past or present status as a personal holding company, foreign personal holding company or foreign private foundation or similar tax-exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax;

  (e)
  with respect to any United States Tax, any such Tax imposed by reason of such holder's past or present status as (i) the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of UCC or UNUS, or (ii) a controlled foreign corporation that is related to UCC or UNUS through stock ownership;

  (f)
  any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any guaranteed debt security or coupon, if any, if such payment can be made without such withholding by any other paying agent;

  (g)
  any tax, assessment or other governmental charge which would not have been imposed or withheld if such holder had made a declaration of nonresidence or other similar claim for exemption or presented any applicable form or certificate, upon the making or presentation of which that holder would either have been able to avoid such tax, assessment or charge or to obtain a refund of such tax, assessment or charge, including, with respect to any United States Tax, certification or documentation to the effect that such holder or beneficial owner is a United States Alien and lacks other connections with the United States;

  (h)
  any tax, assessment or other governmental charge which would not have been imposed but for the presentation of a debt security (where presentation is required) or coupon, if any, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later; or

  (i)
  any combination of items (a), (b), (c), (d), (e), (f), (g) and (h) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security or coupon to any such holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the debt security or coupon.

Redemption of Debt Securities Under Certain Circumstances

        The issuer, and any guarantor, may redeem each series of guaranteed debt securities in whole but not in part at any time (except in the case of guaranteed debt securities that have a variable rate of interest, which may be redeemed on any interest payment date), on giving not less than 30 nor more than 60 days' notice of such redemption, at a redemption price equal to the principal amount plus accrued interest, if any, to the date fixed for redemption (except in the case of discounted debt securities which may be redeemed at the redemption price specified by the terms of each series of such debt securities), if,

  (i)
  the issuer or any guarantor of such series of guaranteed debt securities determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom, The Netherlands or the United States (or of any political subdivision or taxing authority of or in any such jurisdiction), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the issue date or such other date specified in the guaranteed debt securities of such series,

    (a)
    the issuer or the guarantor would be required to pay Additional Amounts (as described under "Payment of Additional Amounts" above) with respect to such series of guaranteed debt securities on the next succeeding interest payment date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the issuer or the applicable guarantor, as the case may be, or

    (b)
    United Kingdom or Netherlands withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the issuer directly from a guarantor (or any affiliate of the issuer or any guarantor) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the issuer or the guarantor (or any affiliate of the issuer or any guarantor), or

  (ii)
  the issuer or any guarantor determines, based upon an opinion of independent counsel of recognized standing to the issuer or the applicable guarantor, as the case may be, that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction, in the United Kingdom, The Netherlands or the United States (or of any political subdivision or taxing authority of or in any such jurisdiction) (whether or not such action was taken or brought with respect to the issuer or the applicable guarantor), which action is taken or brought on or after the issue date or such other date specified in the guaranteed debt securities of such series, there is a substantial probability that the circumstances described in clause (i)(a) or (i)(b) would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the issuer or the applicable guarantor would be obligated to pay such Additional Amounts. The issuer or the guarantor, as the case may be, will also pay to each holder, or make available for payment to each such holder, on the redemption date any Additional Amounts resulting from the payment of such redemption price.

        Prior to the publication of any notice of redemption pursuant to this provision, the issuer or the applicable guarantor shall deliver to the Trustee (i) a certificate signed by a duly authorized officer of UCC or Unilever N.V., as the case may be, or the applicable guarantor stating that it is entitled to effect a redemption described in clause (i) of the preceding paragraph and setting forth a statement of facts showing that the conditions precedent of the right so to redeem have occurred or (ii) an opinion of independent legal counsel of recognized standing to the effect that the conditions specified in clause (ii) of the preceding paragraph have been satisfied. Such notice, once delivered to the Trustee, will be irrevocable.

Limitation on Liens

        The Indenture provides that Unilever N.V. and Unilever PLC will not, nor will they permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee any indebtedness for money borrowed ("debt") secured by a mortgage, security interest, pledge, lien or other encumbrance (a "mortgage" or "mortgages") on any Principal Property (as defined below) or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance, assumption or guarantee of any debt that the guarantees shall be secured equally and ratably with (or prior to) the debt. These restrictions, however, shall not apply to debt secured by (and there shall be excluded from debt in any computation under this limitation):

  (i)
  mortgages on property, shares of stock or indebtedness of any corporation, which mortgages are existing at the time such corporation becomes a Restricted Subsidiary;

  (ii)
  mortgages on property, which mortgages are existing at the time of the acquisition of such property, and certain mortgages on property to finance the acquisition thereof;

  (iii)
  mortgages on property to secure debt incurred to finance all or part of the cost of construction, alteration, or repair of, or improvements to, all or any part of such property;

  (iv)
  mortgages securing debt owing to any guarantor or any Restricted Subsidiary by any Restricted Subsidiary or any guarantor;

  (v)
  mortgages on assets held by banks to secure amounts due to such banks in the ordinary course of business and certain statutory and other mortgages incurred in the ordinary course of business or imposed by law;

  (vi)
  mortgages on property in favor of the United Kingdom, Canada, the United States or The Netherlands or any political subdivision of any thereof, or any department, agency or other instrumentality of any thereof, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute;

  (vii)
  mortgages existing at the date of the execution of the Indenture;

  (viii)
  mortgages incurred in connection with engaging in leveraged or single investor lease transactions;

  (ix)
  mortgages on property, shares of stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated or amalgamated with Unilever N.V., Unilever PLC or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Unilever N.V., Unilever PLC or a Restricted Subsidiary;

  (x)
  mortgages on property incurred or assumed in connection with the issuance of revenue bonds, the interest on which is exempt from United States Federal income taxation pursuant to Section 103 of the United States Internal Revenue Code, as amended from time to time; and

  (xi)
  extensions, renewals or replacements (or successive extensions, renewals or replacements) in whole or in part of any mortgage referred to in the foregoing clauses (i) through (x) inclusive.

        Notwithstanding the foregoing, Unilever N.V. and Unilever PLC may, and they may permit a Restricted Subsidiary to, issue, assume or guarantee debt secured by mortgages not excepted in the foregoing clauses (i) through (xi) inclusive without equally and ratably securing the guarantees; provided, however, that the aggregate principal amount of all such debt then outstanding, plus the principal amount of such debt then being issued, assumed or guaranteed, and the aggregate amount of the Attributable Debt (as defined below) in respect of sale and leaseback transactions (with the exception of Attributable Debt which is excluded pursuant to clauses (i) through (iv) inclusive described under "Limitations on Sales and Leasebacks" below), shall not exceed 10% of Capital Employed (as defined below).

Limitations on Sales and Leasebacks

        The Indenture provides that Unilever N.V. and Unilever PLC will not, and will not permit any Restricted Subsidiary to, enter into any transaction with any person for the leasing by Unilever N.V. or Unilever PLC or a Restricted Subsidiary of any Principal Property, the acquisition or the completion of construction and commencement of full operation, whichever is later, of which has occurred more than 120 days prior thereto, which Principal Property has been or is to be sold or transferred by Unilever N.V. or Unilever PLC or such Restricted Subsidiary to that person in contemplation of such leasing unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such transactions plus all debt secured by mortgages on Principal Properties (with the exception of debt which is excluded pursuant to clauses (i) through (xi) inclusive described under "Limitation on Liens" above) would not exceed 10% of Capital Employed. This covenant shall not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction or under "Limitation on Liens" above, Attributable Debt with respect to any sale and leaseback transaction if:

  (i)
  the lease in such sale and leaseback transaction is for a term of not more than three years;

  (ii)
  Unilever N.V., Unilever PLC or the relevant Restricted Subsidiary, as the case may be, shall apply or cause to be applied an amount in cash equal to the greater of the net proceeds of such sale or transfer or the fair value (as determined by the Board of Directors of Unilever N.V. and Unilever PLC) of such Principal Property to the retirement (other than any mandatory retirement or by way of payment at maturity), within 120 days of the effective date of any such arrangement, of debt of Unilever N.V., Unilever PLC or Restricted Subsidiaries (other than debt owed by any Subsidiary), which by its terms matures more than 12 months after the date of the creation of such debt, or shall apply such proceeds to investment in other Principal Properties within a period not exceeding 12 months prior or subsequent to any such arrangement;

  (iii)
  such sale and leaseback transaction is entered into between any guarantor and a Restricted Subsidiary or between Restricted Subsidiaries or between guarantors; or

  (iv)
  Unilever N.V., Unilever PLC or a Restricted Subsidiary would be entitled to incur a mortgage on such Principal Property pursuant to clauses (i) through (xi) inclusive described under "Limitation on Liens" above, securing debt without equally and ratably securing the guarantees.

Subordination of Debt Securities

        The prospectus supplement for any applicable series of guaranteed debt securities will provide that the guaranteed debt securities of such series will be expressly subordinate and subject in right of payment to the prior payment in full of all Senior Debt (as defined below) of the issuer of such series (whether Unilever N.V. or UCC), and the obligations of each guarantor of such series evidenced by the guarantees will be expressly subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the guarantor.

        In the event and during the continuation of any default in the payment of any Senior Debt of the issuer continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt (unless and until such event shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities may be made by the issuer pursuant to the subordinated debt securities.

        In the event and during the continuation of any default in the payment of any Senior Debt of any guarantor continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt (unless and until such event shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities may be made by the guarantor pursuant to its guarantee with respect thereto.

        Upon any payment or distribution of the assets of the issuer (Unilever N.V. or UCC, as applicable) or the assets of any guarantor to creditors upon dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings for the issuer or the guarantor, the holders of the Senior Debt of the issuer or the Senior Debt of the guarantor, as the case may be, will be entitled to receive payment in full of all amounts due thereon before any payment is made by the issuer or the guarantor, as the case may be, on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities.

        By reason of such subordination, in the event of the insolvency of the issuer (Unilever N.V. or UCC, as applicable) or any guarantor, holders of the subordinated debt securities may recover less, ratably, and holders of Senior Debt may recover more, ratably, than other creditors of the issuer or creditors of any guarantor.

        The term "Senior Debt," when used with reference to the issuer or any guarantor, will be defined in the Indenture to mean the principal of, premium, if any, and interest, if any, which is due and payable on:

  (a)
  all indebtedness of the issuer or all indebtedness of the guarantor, as the case may be (other than the subordinated debt securities or the guarantees), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, which

  (i)
  is for money borrowed,

  (ii)
  is evidenced by a note, debenture, bond or similar instrument, whether or not for money borrowed,

  (iii)
  constitutes obligations under any agreement to lease, or any lease of, any real or personal property which are required to be capitalized on the balance sheet of lessee in accordance with generally accepted United Kingdom and Dutch accounting principles applicable in the preparation of the most recent audited financial statements of the issuer or the most recent audited financial statements of the guarantor or made as part of any sale and leaseback transaction to which we are a party or the guarantor is a party, or

  (iv)
  constitutes purchase money indebtedness;

  (b)
  any indebtedness of others of the kinds described in the preceding clause (a) for the payment of which the issuer or the guarantor, as the case may be, are responsible or liable as guarantor or otherwise; and

  (c)
  amendments, renewals, extensions and refundings of any such indebtedness;

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is provided that such indebtedness is subordinate to all other indebtedness of the issuer or the indebtedness of the guarantor, as the case may be, or that such indebtedness is not superior in right of payment to the subordinated debt securities or the guarantees; provided, however, that Senior Debt shall not be deemed to include any obligation of the issuer (Unilever N.V. or UCC, as applicable) or any guarantor to any Subsidiary or to Unilever N.V. or Unilever PLC.

        The Indenture does not limit the amount of Senior Debt which the issuer (Unilever N.V. or UCC, as applicable) may issue, or that may be issued by either issuer or any guarantor.

Conversion

        The prospectus supplement for each series of guaranteed debt securities will provide whether the securities are convertible and, if so, the conversion price and terms.

Glossary

        "Attributable Debt" means, as to any particular lease under which Unilever N.V., Unilever PLC or any Restricted Subsidiary is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted as provided in the Indenture.

        "Capital Employed" means the combined capital and reserves, outside interests in group companies, creditors due after more than one year and provisions for liabilities and charges, as shown on our combined consolidated balance sheet as published in the most recent Annual Accounts of Unilever PLC and Unilever N.V. (as defined in the Indenture).

        "Principal Property" means any manufacturing or processing plant or warehouse located in the United States, Canada or the United Kingdom, owned or leased by Unilever N.V., Unilever PLC or any Restricted Subsidiary, other than (i) any such property which, in the opinion of the Board of Directors of Unilever N.V. and Unilever PLC, is not of material importance to the total business conducted by Unilever N.V. and Unilever PLC and their Subsidiaries and associated companies, or (ii) any portion of such property which, in the opinion of the Board of Directors of Unilever N.V. and Unilever PLC, is not of material importance to the use or operation of such property.

        "Restricted Subsidiary" means any Subsidiary (i) substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States, Canada or the United Kingdom, and (ii) which owns or leases a Principal Property.

        "Subsidiary" means any corporation which qualifies to be included as a group company of either Unilever N.V. or Unilever PLC in the combined consolidated balance sheet of Unilever N.V. and Unilever PLC and their respective Subsidiaries as published in the most recent Annual Accounts of Unilever PLC and Unilever N.V.

Modification of the Indenture

        UCC, Unilever N.V., Unilever PLC, UNUS and the Trustee may modify and amend the Indenture, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding securities of all series under the Indenture which are affected by the modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each such outstanding security of any series affected thereby, among other things:

  (a)
  change the stated maturity date of the principal of or any installment of interest on such security;

  (b)
  reduce the principal amount of, or the rate or rates of any interest on, any such security or any premium payable upon the redemption thereof or any sinking fund or analogous payment with respect thereto, or reduce the amount of the principal of a discounted debt security that would be due and payable upon a declaration of acceleration of the maturity thereof or upon the redemption thereof,

  (c)
  change the currency of payment of principal of or any premium or interest on any such security;

  (d)
  impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof;

  (e)
  reduce the above-stated percentage of holders of securities necessary to modify or amend the Indenture;

  (f)
  modify the foregoing requirements or reduce the percentage of outstanding securities of any series necessary to waive any past default to less than a majority; or

  (g)
  change in any manner materially adverse to the interests of the holders of such securities the terms and conditions of the obligations of any guarantor regarding the due and punctual payment of the principal thereof, and premium, if any, and interest, if any, thereon or the sinking fund or analogous payments, if any, with respect to such securities.

        UCC, Unilever N.V., Unilever PLC, UNUS and the trustee may also amend the Indenture in certain circumstances without the consent of the holders of the debt securities to evidence the succession of another corporation to UCC, Unilever N.V., Unilever PLC or UNUS, as the case may be, or the replacement of the trustee with respect to the debt securities of one or more series and for certain other purposes.

Events of Default

        The following are defined as Events of Default with respect to securities of any series outstanding under the Indenture (unless otherwise stated in the related prospectus supplement):

  (a)
  failure to pay at maturity the principal of, or premium, if any, on any security of such series outstanding under the Indenture;

  (b)
  failure to pay any interest or any additional interest on any security of such series outstanding under the Indenture when due continued for 30 days;

  (c)
  failure to deposit any sinking fund or analogous payment with respect to such series when and as due or beyond any applicable period of grace;

  (d)
  failure to perform any other covenant of UCC, Unilever N.V., Unilever PLC or UNUS (other than a covenant expressly included in the Indenture solely for the benefit of a series other than such series), continued for 90 days after written notice; and

  (e)
  certain events in bankruptcy, insolvency or reorganization of UCC, Unilever N.V. or Unilever PLC.

        If an Event of Default shall occur and be continuing, the Trustee in its discretion may proceed to protect and enforce its rights and those of the holders of such series of securities. If an Event of Default shall occur and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding securities of such series (or of all affected series in the case of defaults under clauses (d) and (e) above (voting as one class)) may accelerate the maturity of all such outstanding securities of such series by written notice. The holders of not less than a majority in aggregate principal amount of outstanding securities of such series (or of all such affected series in the case of defaults under clauses (d) and (e) above (voting as one class), as the case may be) under the Indenture may waive any past default under the Indenture, except, among other things, a default in the payment of principal, premium, if any, or interest, if any. The holders of not less than a majority in aggregate principal amount of outstanding securities of any series (or of all such affected series in the case of defaults under clauses (d) and (e) above (voting as one class), as the case may be) may rescind a declaration of acceleration of securities of such series but only if all Events of Default have been remedied and all payments due (other than those due as a result of acceleration) have been made. Since each series of guaranteed debt securities will be independent of each other series, a default with respect to one series of guaranteed debt securities will not in itself necessarily result in the acceleration of the maturity of a different series of guaranteed debt securities.

        UCC, Unilever N.V., Unilever PLC and UNUS are required to furnish to the Trustee annually a statement as to performance or fulfillment of covenants, agreements or conditions in the Indenture or a statement as to the nature of any default.

Consolidation, Merger and Sale of Assets

        UCC, Unilever N.V., Unilever PLC and UNUS may, without the consent of the holders of any of the securities outstanding under the Indenture, consolidate or amalgamate with, merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation if:

  (i)
  in the case of UCC or Unilever N.V., as the case may be, the successor corporation is organized under the laws of the United States or The Netherlands, respectively, and the successor corporation assumes the obligations of UCC or Unilever N.V., as the case may be, on the securities issued under the Indenture;

  (ii)
  in the case of Unilever N.V., Unilever PLC or UNUS, the successor corporation assumes the obligations of Unilever N.V., Unilever PLC or UNUS, as the case may be, on the guarantees and under the Indenture and, in the case of UNUS, if such successor corporation is not organized under the laws of the United States, agrees to make payments under the guarantees free of any deduction or withholding for or on account of taxes, levies, imposts and charges of the country of incorporation (or any political subdivision or taxing authority therein), subject to certain exceptions;

  (iii)
  immediately after giving effect thereto, no Event of Default, and no event which, after giving of notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

  (iv)
  certain other conditions are met.

        Unilever N.V., Unilever PLC or UNUS or any of their respective Subsidiaries may, subject to certain restrictions, assume the obligations of any of UCC or Unilever N.V. as obligor under the securities issued under the Indenture.

Defeasance and Discharge

        The Indenture provides that UCC, Unilever N.V., Unilever PLC and UNUS, at the option of UCC, Unilever N.V., Unilever PLC or UNUS, as the case may be:

  (a)
  will be discharged from any and all obligations in respect of any series of guaranteed debt securities and the guarantees relating to such series (except for certain obligations to register the transfer or exchange of guaranteed debt securities of such series, replace stolen, lost or mutilated guaranteed debt securities of such series and maintain paying agencies), or

  (b)
  need not comply with certain restrictive covenants of the Indenture (including those described under "Limitation on Liens" and "Limitations on Sales and Leasebacks" above),

        if in each case, UCC or Unilever N.V., as the case may be, irrevocably deposits with the Trustee, in trust, (i) in the case of guaranteed debt securities of such series denominated in U.S. dollars, money and/or U.S. government obligations or (ii) in the case of guaranteed debt securities of such series denominated in a foreign currency (other than a basket currency, as defined in the Indenture), money and/or foreign government securities in the same foreign currency, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount in cash sufficient to pay all the principal of (including any mandatory sinking fund or analogous payments), and any premium and interest on, the guaranteed debt securities of such series not later than one day before the dates such payments are due in accordance with the terms of the guaranteed debt securities of such series.

        In the case of a discharge pursuant to clause (a) above, UCC or Unilever N.V., as the case may be, is required to deliver to the Trustee either an opinion of counsel to the effect that the holders of guaranteed debt securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and related defeasance and will be subject to United States Federal income tax in the same manner and at the same times as would have been the case if such deposit and related defeasance had not been exercised or a ruling to such effect received from or published by the United States Internal Revenue Service.

        In the event we exercise our option pursuant to clause (b) above, UCC or Unilever N.V., as the case may be, will deliver to the Trustee an opinion of counsel to the effect that the holders of guaranteed debt securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and related defeasance and will be subject to United States Federal income tax in the same manner and at the same times as would have been the case if such deposit and related defeasance had not been exercised.

        If the Trustee or paying agent is unable to apply any money, U.S. government obligations and/or foreign government securities deposited in trust by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority located within the United States and having jurisdiction in the premises, enjoining, restraining or otherwise prohibiting such application (including any such order or judgment requiring the payment of money, U.S. government obligations and/or foreign government securities to UCC or Unilever N.V., as the case may be), the obligations of UCC, Unilever N.V., Unilever PLC and UNUS under the Indenture, the guaranteed debt securities of such series and the guarantees relating to such guaranteed debt securities will be revived and reinstated as though no such deposit had occurred, until such time as the Trustee or paying agent is permitted to apply all such money, U.S. government obligations and/or foreign government securities to payments of the principal of or any premium and interest on the guaranteed debt securities of such series. If any issuer or any guarantor makes any payment of principal of or any interest on any guaranteed debt securities of such series because of any such reinstatement of obligations, the issuer or the guarantor will be subrogated to the rights of the holders of the guaranteed debt securities of such series to receive such payment from the money, U.S. government obligations and/or foreign government securities held by the Trustee.

Governing Law

        New York law will govern the Indenture and the guaranteed debt securities.

Concerning the Trustee

        The Bank of New York Mellon is Trustee under the Indenture. Unilever N.V., Unilever PLC and UNUS and certain of their respective Subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon and its affiliates in the ordinary course of their respective businesses.

        Pursuant to the Trust Indenture Act, should a default occur with respect to either the guaranteed debt securities constituting Senior Debt of the issuer or any guarantor or subordinated guaranteed debt securities, The Bank of New York Mellon would be required to resign as Trustee with respect to the guaranteed debt securities constituting Senior Debt or the subordinated guaranteed debt securities under the Indenture within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

        The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

PLAN OF DISTRIBUTION

        We may sell the guaranteed debt securities in and outside the United States (i) through underwriters or dealers, (ii) directly to purchasers or (iii) through agents. The prospectus supplement will include the following information:

  (a)
  the terms of the offering;

  (b)
  the names of any underwriters or agents;

  (c)
  the purchase price of the securities from us;

  (d)
  the net proceeds to us from the sale of the securities;

  (e)
  any delayed delivery arrangements;

  (f)
  any underwriting discounts and other items constituting underwriters' compensation;

  (g)
  any initial public offering price; and

  (h)
  any discounts or concessions allowed or reallowed or paid to dealers.

Sale Through Underwriters or Dealers

        If we use underwriters in the sale, the underwriters will acquire the guaranteed debt securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the guaranteed debt securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        If we use dealers in the sale of the guaranteed debt securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        We may sell the guaranteed debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the guaranteed debt securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the guaranteed debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase guaranteed debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

 LEGAL MATTERS

        The validity of the guaranteed debt securities, the guarantees and the Ordinary Shares €0.16 deliverable upon conversion of the guaranteed debt securities in respect of which this Prospectus is being delivered will be passed upon for Unilever by Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom, including with respect to certain matters of New York, English and Dutch law.

 EXPERTS

        The consolidated financial statements as of December 31, 2015 and 2016 and for each of the years in the three-year period ended December 31, 2016 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the report of KPMG Accountants N.V., and KPMG LLP, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8    Indemnification of Directors and Officers

        With respect to UNUS and UCC, reference is made to Section 145 of the General Corporation Law of Delaware.

        Article Eighth of the Restated Certificate of Incorporation, as amended, of UNUS provides that no director of UNUS shall be liable to UNUS or its stockholders for monetary damages for breach of such director's fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to UNUS or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which such director derived an improper personal benefit.

        Section 1 of Article X of the By-laws of UNUS indemnifies directors and officers of UNUS to the fullest extent permitted under the General Corporation of Delaware as from time to time in effect. The By-law provides a clear and unconditional right to indemnification for expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by any director, officer or employee of UNUS in connection with any actual or threatened proceeding (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving or has agreed to serve as a director, officer or employee of UNUS or, at the request of UNUS, of another corporation, partnership, joint venture, trust or other enterprise. The By-law specifies that similar indemnification may be provided by UNUS to agents of UNUS or agents of another corporation, partnership, joint venture, trust or other enterprise who serve at the request or for the benefit of UNUS. The By-law specifies that the right to indemnification so provided is a contract right, sets forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-law, and entitles persons to be indemnified to have all expenses incurred in advance of the final disposition of a proceeding paid by UNUS. Such provisions, however, are intended to be in furtherance and not in limitation of any other right to indemnification to which those indemnified may be entitled under the By-laws, any agreement, and vote of stockholders or disinterested directors or otherwise.

        Section 1 of Article X of the By-laws of UCC indemnifies the directors and officers of UCC; provided that any indemnitee acted in good faith and in a manner reasonably believed to have been in, or not opposed to, the best interests of UCC, or with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The By-law states that indemnification will not be provided in the case of any action, suit or proceeding by or in the right of UCC in relation to matters to which it shall be adjudged in such action, suit or proceeding that such director or officer is liable for negligence or misconduct in the performance of his duties, unless a court having jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification. The By-law provides a right to indemnification for expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by any director, officer or employee of UCC in connection with any actual or threatened proceeding by reason of the fact that such person is or was serving or has agreed to serve as a director, officer or employee of UCC or, at the request of UCC, of another corporation, partnership, joint venture, trust or other enterprise. Such provisions, however, are intended to be in furtherance and not in limitation of any other right to indemnification to which those indemnified may be entitled under the By-laws, any agreement, and vote of stockholders or disinterested directors or otherwise.

        With respect to Unilever N.V., Section 19.9 of the Registrant's Articles of Association, as amended, provide that, subject to Dutch law, current and former members of the Registrant's Board of Directors will be reimbursed (i) for the reasonable costs of defending claims (including claims by the Registrant)

for any damages payable by them, based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Registrant's request, (ii) any damages payable by them as a result of an act or failure to act as referred to under (i) above, and (iii) for the reasonable costs of appearing in other legal proceedings in which they are involved as current or former members of the Board of Directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf. However, no such reimbursement may be made if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful ("opzettelijk"), intentionally reckless ("bewust roekeloos") or seriously culpable ("ernstig verwijtbaar"), unless Dutch law provides otherwise or the denial of reimbursement would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness or (ii) the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss. Section 19.9 further provides that if and to the extent that it has been established by a Dutch court in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he shall immediately repay the amount reimbursed by the Registrant. The Registrant may request that the person concerned provided security for his repayment obligation. Section 19.9 also provides that the Registrant may take out liability insurance for the benefit of the persons concerned. Unilever N.V. has a directors' and officers' liability insurance policy.

        Article 150 of Unilever PLC's Articles of Association provides:

  "To the extent permitted by the Companies Acts, the Company may indemnify any Director against any liability and may purchase and maintain for any Director insurance against any liability. No Director of the Company or of any associated company shall be accountable to the Company or the members of any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company. For the purpose of this article the term "Director" shall include any former Director of the Company." Section 1157 of the Companies Act 2006 of the United Kingdom provides:

          "(1) If in proceedings for negligence, default, breach of duty or breach of trust against (a) an officer of a company, or (b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable, but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

          "(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust (a) he may apply to the court for relief, and (b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

          "(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper." Any underwriter will agree, severally, to indemnify the directors of UCC, UNUS, Unilever N.V. and Unilever PLC and the officers of such corporations who sign the Registration Statement from and against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which such persons may be required to make in respect thereof, based on information supplied by such underwriter for use herein and in the Prospectus Supplement.

Item 9.    Exhibits

Exhibit Number		Description of Exhibits
1		—Form of Underwriting Agreement for Guaranteed Debt Securities, previously filed as Exhibit 1 to Registration Statement No. 333-155427, which Form of Underwriting Agreement is incorporated by reference herein.
4	(a)
—Amended and Restated Indenture dated as of September 22, 2014 among Unilever Capital Corporation, Unilever N.V., Unilever PLC, Unilever United States, Inc. and The Bank of New York Mellon, as Trustee, previously filed as Exhibit 4(a) to Registration Statement No. 333-199023, which form of Amended and Restated Indenture is incorporated by reference herein.
4	(b)	—Forms of Debt Securities, previously filed as Exhibit 4(b) to Registration Statement No. 333-155427, which Form of Debt Securities is incorporated by reference herein.
4	(c)
—Forms of Medium Term Notes, previously filed as Exhibit 4.3 to Post-Effective Amendment No. 2 to Registration Statement No. 2-98636, which Forms of Medium Term Notes are incorporated by reference herein.
5	(a)
—Opinion of Linklaters LLP, United States counsel for Unilever N.V., Unilever PLC, UNUS and UCC as to the corporate status of UCC and UNUS and, in the case of UCC, the Indenture and the Debt Securities having been authorized by all necessary corporate action, and in the case of UNUS, the Indenture and the Guarantees having been authorized by all necessary corporate action.
5	(b)
—Opinion of Linklaters LLP, English counsel for Unilever PLC, as to the corporate status of Unilever PLC and as to the Indenture and the Guarantees having been authorized by all necessary corporate action on the part of Unilever PLC.
5	(c)
—Opinion of Linklaters LLP, Dutch counsel for Unilever, N.V. as to the corporate status of Unilever N.V. and as to the Indenture, the Debt Securities and the Guarantees having been authorized by all necessary corporate action on the part of Unilever N.V.
12		—Computation of Ratios of Earnings to Fixed Charges.
23	(a)	—Consent of KPMG Accountants N.V. and KPMG LLP to Unilever N.V.
23	(b)	—Consent of KPMG Accountants N.V. and KPMG LLP to Unilever PLC.
23	(c)	—Consent of Linklaters LLP. The consent of Linklaters LLP is contained in its opinion filed as Exhibit 5(a).
23	(d)	—Consent of Linklaters LLP. The consent of Linklaters LLP is contained in its opinion filed as Exhibit 5(b).
23	(e)	—Consent of Linklaters LLP. The consent of Linklaters LLP is contained in its opinion filed as Exhibit 5(c).
25		—Form T-l Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon.

Item 10.    Undertakings

(A)
Undertaking pursuant to Rule 415

  Each of the undersigned registrants hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Unilever N.V. and Unilever PLC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8-A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by Unilever N.V. and Unilever PLC pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

  (5)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430(b), for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (6)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)
Undertaking regarding request for acceleration of effective date or filing of registration statement becoming effective upon filing:

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(C)
Undertaking regarding filings incorporating subsequent Exchange Act documents by reference:

  Each of the undersigned registrants undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Unilever N.V., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on July 27, 2017.

UNILEVER N.V.,
By:	/s/ PAUL POLMAN PAUL POLMAN Chief Executive Officer
By:	/s/ GRAEME PITKETHLY Graeme Pitkethly Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Unilever PLC, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on July 27, 2017.

UNILEVER PLC,
By:	/s/ PAUL POLMAN PAUL POLMAN Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on July 27, 2017 by the following persons in the capacities indicated.

Name	Title

/s/ MARIJN DEKKERS Marijn Dekkers	(Director and Chairman of Unilever N.V. and Unilever PLC)
/s/ PAUL POLMAN Paul Polman	(Director and Chief Executive Officer of Unilever N.V. and Unilever PLC)
/s/ GRAEME PITKETHLY Graeme Pitkethly	(Director and Chief Financial Officer of Unilever N.V. and Unilever PLC)
/s/ LYSANNE GRAY Lysanne Gray	(Controller of Unilever N.V. and Unilever PLC)
/s/ ANN FUDGE Ann Fudge	(Director of Unilever N.V. and Unilever PLC)
/s/ NILS SMEDEGAARD ANDERSEN Nils Smedegaard Andersen	(Director of Unilever N.V. and Unilever PLC)
/s/ LAURA CHA Laura Cha	(Director of Unilever N.V. and Unilever PLC)
/s/ VITTORIO COLLAO Vittorio Collao	(Director of Unilever N.V. and Unilever PLC)
/s/ JUDITH HARTMANN Judith Hartmann	(Director of Unilever N.V. and Unilever PLC)
/s/ MARY MA Mary Ma	(Director of Unilever N.V. and Unilever PLC)
/s/ STRIVE MASIYIWA Strive Masiyiwa	(Director of Unilever N.V. and Unilever PLC)

Name	Title

/s/ YOUNGME MOON Youngme Moon	(Director of Unilever N.V. and Unilever PLC)
/s/ JOHN RISHTON John Rishton	(Director of Unilever N.V. and Unilever PLC)
/s/ FEIKE SIJBESMA Feike Sijbesma	(Director of Unilever N.V. and Unilever PLC)

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Unilever United States, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Jersey, United States of America, on July 27, 2017.

UNILEVER UNITED STATES, INC
By:	/s/ IVAR BLANKEN
	Name:	Ivar Blanken
	Title:	Vice President—Finance, Chief Financial Officer & Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on July 27, 2017, by the following person in the capacities indicated.

/s/ KEES KRUYTHOFF Kees Kruythoff	(Director and President)
/s/ IVAR BLANKEN Ivar Blanken	(Vice President—Finance, Chief Financial Officer & Treasurer)

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Unilever Capital Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Jersey, United States of America, on July 27, 2017.

UNILEVER CAPITAL CORPORATION,
By:	/s/ IVAR BLANKEN
	Name:	Ivar Blanken
	Title:	Vice President—Finance, Chief Financial Officer & Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on July 27, 2017, by the following persons in the capacities indicated.

/s/ IVAR BLANKEN Ivar Blanken	(Vice President—Finance, Chief Financial Officer & Treasurer)
/s/ STEVEN RAPP Steven Rapp	(Director, and duly authorized representative of Unilever N.V. and Unilever PLC in the United States)
/s/ DAVID SCHWARTZ David Schwartz	(Director)

EXHIBIT INDEX

Exhibit Number		Description of Exhibits
1		—Form of Underwriting Agreement for Guaranteed Debt Securities, previously filed as Exhibit 1 to Registration Statement No. 333-155427, which Form of Underwriting Agreement is incorporated by reference herein.

4	(a)	—Amended and Restated Indenture dated as of September 22, 2014 among Unilever Capital Corporation, Unilever N.V., Unilever PLC, Unilever United States, Inc. and The Bank of New York Mellon, as Trustee, previously filed as Exhibit 4(a) to Registration Statement No. 333-199023, which form of Amended and Restated Indenture is incorporated by reference herein.

4	(b)	—Forms of Debt Securities, previously filed as Exhibit 4(b) to Registration Statement No. 333-155427, which Form of Debt Securities is incorporated by reference herein.

4	(c)	—Forms of Medium Term Notes, previously filed as Exhibit 4.3 to Post-Effective Amendment No. 2 to Registration Statement No. 2-98636, which Forms of Medium Term Notes are incorporated by reference herein.

5	(a)	—Opinion of Linklaters LLP, United States counsel for Unilever N.V., Unilever PLC, UNUS and UCC as to the corporate status of UCC and UNUS and, in the case of UCC, the Indenture and the Debt Securities having been authorized by all necessary corporate action, and in the case of UNUS, the Indenture and the Guarantees having been authorized by all necessary corporate action.

5	(b)	—Opinion of Linklaters LLP, English counsel for Unilever PLC, as to the corporate status of Unilever PLC and as to the Indenture and the Guarantees having been authorized by all necessary corporate action on the part of Unilever PLC.

5	(c)	—Opinion of Linklaters LLP, Dutch counsel for Unilever, N.V. as to the corporate status of Unilever N.V. and as to the Indenture, the Debt Securities and the Guarantees having been authorized by all necessary corporate action on the part of Unilever N.V.

12		—Computation of Ratios of Earnings to Fixed Charges.

23	(a)	—Consent of KPMG Accountants N.V. and KPMG LLP to Unilever N.V.

23	(b)	—Consent of KPMG Accountants N.V. and KPMG LLP to Unilever PLC.

23	(c)	—Consent of Linklaters LLP. The consent of Linklaters LLP is contained in its opinion filed as Exhibit 5(a).

23	(d)	—Consent of Linklaters LLP. The consent of Linklaters LLP is contained in its opinion filed as Exhibit 5(b).

23	(e)	—Consent of Linklaters LLP. The consent of Linklaters LLP is contained in its opinion filed as Exhibit 5(c).

25		—Form T-l Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon.